Exhibit 23.5
Consent of Independent Registered Public Accounting Firm
Merge Healthcare Incorporated
Hartland, Wisconsin
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Amendment No. 1 to Form S-3 of our reports dated March 11, 2010, relating to the consolidated financial statements and the effectiveness of AMICAS, Inc.’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ BDO USA, LLP (formerly known as BDO Seidman, LLP)
Boston, Massachusetts
October 14, 2010